EXHIBIT 11
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STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                       Period
                                                    April 1, 2000,
                                                       Through
                                                      March 31,
                                                        2001
                                                    ------------


Earnings of the Company                               $227,552
Basic:
    Average shares outstanding                         473,408
    Earnings per share                                $    .48
Diluted:
    Average shares outstanding                         482,982
    Earnings per share                                $    .47